Exhibit 99.1
Magnolia Oil & Gas Corporation Announces First Quarter 2022 Results

HOUSTON, TX, May 9, 2022 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the first quarter of 2022.

First Quarter 2022 Highlights:

(In millions, except per share data)	For the Quarter Ended March 31, 2022	For the Quarter Ended March 31, 2021
Net income	$208.6	$91.5
Diluted weighted average total shares outstanding(1)	227.4	249.9
Earnings per share - diluted	$0.90	$0.37
Adjusted EBITDAX(2)	$298.4	$150.8
Capital expenditures - D&C	$83.4	$38.9
Average daily production (Mboe/d)	71.8	62.3
Cash balance as of period end	$346.4	$178.2

First Quarter 2022 Highlights:

•Magnolia reported first quarter 2022 net income attributable to Class A Common Stock of $166.0 million, or $0.90 per diluted share. First quarter 2022 total net income increased 128% to $208.6 million and diluted weighted average total shares outstanding decreased by 9% to 227.4 million(1) compared to first quarter 2021.

•Adjusted EBITDAX was $298.4 million during the first quarter of 2022, driven by strong production growth and significantly higher product prices as compared to prior year results. Total drilling and completions (“D&C”) capital during the first quarter was $83.4 million, representing just 28% of adjusted EBITDAX.

•Net cash provided by operating activities was $238.9 million during the first quarter and the Company generated free cash flow(2) of $197.9 million. Magnolia generated operating income as a percentage of revenue of 62%.

•Total production in the first quarter of 2022 grew 15% from the first quarter of 2021 to 71.8 thousand barrels of oil equivalent per day (“Mboe/d”) and at the high end of our production guidance, led by our Giddings asset. Production at Giddings and Other of 42.9 Mboe/d in the first quarter of 2022 grew 24% compared to the prior year first quarter including year-over-year oil production growth of 31%.

•During the first quarter, Magnolia repurchased a total of 6.0 million shares of Class A and Class B Common Stock for $129.6 million. At the end of the first quarter, Magnolia had 14.3 million Class A Common shares remaining under its current repurchase authorization.

•During the quarter, Magnolia paid the final semi-annual cash dividend related to 2021 results of $0.20 per share, bringing the total dividend payment associated with 2021 to $0.28 per share. Magnolia ended the year with $346.4 million of cash on the balance sheet. The Company remains undrawn on its $450 million revolving credit facility, with no debt maturities until 2026 and has no plans to increase its debt levels.

•We currently expect our D&C capital to be approximately $400 million for 2022, compared to our earlier guidance of $350 million. The increase is due to additional net wells in Giddings resulting from faster drilling times, the drilling of longer laterals, as well as other operational efficiencies, combined with oil field service cost inflation. These efficiencies and longer laterals result in greater well activity and are now expected to provide full year 2022 production growth in excess of 10%, compared to our previous estimate of high single-digit growth.

(1) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(2) Adjusted EBITDAX and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.

“We had a very strong start to the year as demonstrated by our record quarterly financial and operating results,” said Chairman, President, and CEO Steve Chazen. “The ongoing execution of our strategy and business plan, which includes disciplined capital spending, continues to provide moderate and steady production growth, high pre-tax operating margins, and significant free cash flow. The absence of hedges which resulted in strong product price realizations, combined with our continued efforts around cost containment, is reflected in record quarterly pre-tax operating margins of 62 percent. Our operating team continues to make strong progress steadily advancing the development of our Giddings asset. As Giddings is still in the relatively early stages of development, our team has been successful in offsetting some of the oil field cost inflation through ongoing efficiency gains.

“During the first quarter of 2022, we grew our total production by more than 3 percent sequentially while spending just 28 percent of our adjusted EBITDAX. We generated nearly $200 million of free cash flow during the quarter and returned 89 percent of this to our shareholders, mainly through share repurchases of $130 million as well as $46 million for the final semi-annual dividend payment related to our 2021 results. We repurchased a total of 6 million shares during the first quarter, and our total diluted shares outstanding declined by 9 percent compared to last year’s first quarter. Despite the significant return of cash to our shareholders, we ended the quarter with $346 million of cash on our balance sheet, and roughly unchanged during the quarter.

“We continue to operate two drilling rigs with one completion crew split between our two assets at Giddings and in the Karnes County area. Our gradual and measured approach toward both the appraisal and development of the Giddings field has created operating efficiencies leading to some acceleration of our well activity this year. Faster drilling combined with the drilling of longer laterals at Giddings, and oil field service cost inflation is expected to add a small amount of capital to our program for the remainder of the year. This is also expected to boost our full year production growth to more than 10 percent compared to our previous outlook of high single-digits. At current product prices, we expect our capital spending to be around a third of our adjusted EBITDAX, well-below our 55 percent spending cap, and resulting in significant free cash flow. Most of the free cash flow is expected to be allocated toward improving the per share value of the company, including our plan to repurchase more than 1 percent of our outstanding shares each quarter. We would also expect our dividend to grow at least 10 percent annually based on the continued successful execution of our strategy.”

Operational Update

First quarter 2022 total company production averaged 71.8 Mboe/d, representing a more than 3 percent sequential increase and 15 percent higher than the prior year’s first quarter. Overall production grew during the quarter despite our spending only 28 percent of adjusted EBITDAX on drilling and completing wells. Production was at the high end of our guidance mainly due to better well performance at our Giddings asset. Compared to the same period last year, Giddings and Other production grew 24 percent and oil production at Giddings grew 31 percent.

Magnolia continues to operate two drilling rigs and expects to maintain this level of activity for the balance of the year. One rig will continue to drill multi-well development pads in our Giddings asset. The second rig will drill a mix of wells in both the Karnes and Giddings areas, including some appraisal wells in Giddings. We continue to realize efficiency gains at Giddings as evidenced by approximately a 20 percent improvement in our drilling feet per day compared to the first quarter of 2021. Our average lateral length per well continues to rise and we expect this year’s average length to be around 8,000 feet with some wells surpassing 10,000 feet. We also plan to drill some larger pads in Giddings during the second half of the year. Efficiencies such as the reduction in drilling times, longer laterals, and more wells per pad leads to more net well activity during the year and a little more capital. These efficiencies should also help mitigate some of the service cost inflation in addition to boosting our production during the remainder of 2022 and into early next year.

Our overall lease operating expenses increased compared to the prior year mainly due to higher workover related activity, which can vary from period to period. G&A expenses declined on a year-over-year basis as a result of savings from the termination of the EnerVest operating services agreement, and partly offset by higher personnel costs associated with our growth.

Additional Guidance

We estimate our second quarter D&C capital to be approximately $100 to $110 million and currently expect it to be in this range for the remaining quarters of the year, and with full year capital estimated at about $400 million. Total production for the second quarter is estimated to be approximately 72 to 74 Mboe/d. Most of our wells in the current quarter are expected to be turned in line during the latter half of the period and resulting in higher production during the second half of the year. Based on continued strong well performance, faster drilling times and other operational efficiencies seen at Giddings, we now expect our total production growth to exceed 10 percent for the full year 2022 and compared to our earlier estimate of high single-digit growth. Production at Giddings is also expected to grow approximately 25 percent during this year.

Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted total share count for the second quarter of 2022 is expected to be approximately 223 million shares which is 8 percent lower than second quarter 2021 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 10, 2022.

Conference Call and Webcast

Magnolia will host an investor conference call on Tuesday, May 10, 2022 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the length, scope and severity of the ongoing coronavirus disease 2019 (“COVID-19”) pandemic, including the emergence and spread of variant strains of COVID-19, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices and, supply and demand considerations; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors
Brian Corales
(713) 842-9036
bcorales@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended
	March 31, 2022	March 31, 2021
Production:
Oil (MBbls)	2,816	2,593
Natural gas (MMcf)	12,378	10,240
Natural gas liquids (MBbls)	1,586	1,304
Total (Mboe)	6,465	5,604

Average daily production:
Oil (Bbls/d)	31,289	28,808
Natural gas (Mcf/d)	137,532	113,783
Natural gas liquids (Bbls/d)	17,624	14,490
Total (boe/d)	71,835	62,262

Revenues (in thousands):
Oil revenues	$262,667	$146,958
Natural gas revenues	56,580	35,663
Natural gas liquids revenues	58,592	26,486
Total Revenues	$377,839	$209,107

Average sales price:
Oil (per Bbl)	$93.28	$56.68
Natural gas (per Mcf)	4.57	3.48
Natural gas liquids (per Bbl)	36.94	20.31
Total (per boe)	$58.44	$37.32

NYMEX WTI (per Bbl)	$94.38	$57.80
NYMEX Henry Hub (per Mcf)	$4.92	$2.70
Realization to benchmark:
Oil (% of WTI)	99%	98%
Natural Gas (% of Henry Hub)	93%	129%

Operating expenses (in thousands):
Lease operating expenses	$28,744	$19,392
Gathering, transportation and processing	15,840	10,243
Taxes other than income	20,882	10,762
Depreciation, depletion and amortization	53,106	42,944

Operating costs per boe:
Lease operating expenses	$4.45	$3.46
Gathering, transportation and processing	2.45	1.83
Taxes other than income	3.23	1.92
Depreciation, depletion and amortization	8.21	7.66

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended
	March 31, 2022	March 31, 2021
REVENUES
Oil revenues	$262,667	$146,958
Natural gas revenues	56,580	35,663
Natural gas liquids revenues	58,592	26,486
Total revenues	377,839	209,107
OPERATING EXPENSES
Lease operating expenses	28,744	19,392
Gathering, transportation and processing	15,840	10,243
Taxes other than income	20,882	10,762
Exploration expenses	5,538	2,062
Asset retirement obligations accretion	789	1,331
Depreciation, depletion and amortization	53,106	42,944
Amortization of intangible assets	—	2,113
General and administrative expenses	17,070	20,364
Total operating expenses	141,969	109,211

OPERATING INCOME	235,870	99,896

OTHER INCOME (EXPENSE)
Interest expense, net	(9,357)	(7,294)
Loss on derivatives, net	—	(482)
Other income (expense), net	207	(229)
Total other expense, net	(9,150)	(8,005)

INCOME BEFORE INCOME TAXES	226,720	91,891
Income tax expense	18,100	399
NET INCOME	208,620	91,492
LESS: Net income attributable to noncontrolling interest	42,581	28,248
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	166,039	63,244

NET INCOME PER COMMON SHARE
Basic	$0.90	$0.38
Diluted	$0.90	$0.37
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	182,578	166,952
Diluted	183,163	169,636
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	44,267	80,253
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended
	March 31, 2022	March 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$208,620	$91,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	53,106	42,944
Amortization of intangible assets	—	2,113
Asset retirement obligations accretion	789	1,331
Amortization of deferred financing costs	2,812	910
Unrealized loss on derivatives, net	—	482
Stock based compensation	2,885	2,705
Other	—	(84)
Net change in operating assets and liabilities	(29,343)	(23,740)
Net cash provided by operating activities	238,869	118,153

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(1,055)	(558)
Additions to oil and natural gas properties	(84,230)	(40,166)
Changes in working capital associated with additions to oil and natural gas properties	13,946	(1,744)
Other investing	131	(416)
Net cash used in investing activities	(71,208)	(42,884)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(43,486)	(20,281)
Class B Common Stock purchase and cancellation	(84,733)	(50,781)
Non-compete settlement	—	(17,152)
Dividends paid	(37,174)	—
Cash paid for debt modification	(5,272)	—
Distributions to noncontrolling interest owners	(11,637)	(155)
Other financing activities	(5,945)	(1,267)
Net cash used in financing activities	(188,247)	(89,636)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(20,586)	(14,367)
Cash and cash equivalents – Beginning of period	366,982	192,561
Cash and cash equivalents – End of period	$346,396	$178,194

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$346,396	$366,982
Other current assets	183,856	150,936
Property, plant and equipment, net	1,248,491	1,216,087
Other assets	15,871	12,737
Total assets	$1,794,614	$1,746,742

Current liabilities	$238,734	$218,545
Long-term debt, net	388,647	388,087
Other long-term liabilities	94,865	94,861
Common stock	24	24
Additional paid in capital	1,649,111	1,689,500
Treasury stock	(209,418)	(164,599)
Accumulated deficit	(542,129)	(708,168)
Noncontrolling interest	174,780	228,492
Total liabilities and equity	$1,794,614	$1,746,742

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration costs, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	March 31, 2022	March 31, 2021
NET INCOME	$208,620	$91,492
Exploration expenses	5,538	2,062
Asset retirement obligations accretion	789	1,331
Depreciation, depletion and amortization	53,106	42,944
Amortization of intangible assets	—	2,113
Interest expense, net	9,357	7,294
Income tax expense	18,100	399
EBITDAX	295,510	147,635
Non-cash stock based compensation expense	2,885	2,705
Unrealized loss on derivatives, net	—	482
Adjusted EBITDAX	$298,395	$150,822

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and to operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less operating expenses per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	March 31, 2022	March 31, 2021
Revenue	$58.44	$37.32
Total cash operating costs:
Lease operating expenses (1)	(4.41)	(3.44)
Gathering, transportation and processing	(2.45)	(1.83)
Taxes other than income	(3.23)	(1.92)
Exploration expenses	(0.86)	(0.37)
General and administrative expenses (2)	(2.23)	(3.17)
Total adjusted cash operating costs	(13.18)	(10.73)
Adjusted cash operating margin	$45.26	$26.59
Margin (%)	77%	71%
Non-cash costs:
Depreciation, depletion and amortization	$(8.21)	$(7.66)
Asset retirement obligations accretion	(0.12)	(0.24)
Amortization of intangible assets	—	(0.38)
Non-cash stock based compensation	(0.45)	(0.48)
Total non-cash costs	(8.78)	(8.76)
Operating income margin	$36.48	$17.83
Margin (%)	62%	48%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.2 million, or $0.04 per boe, and $0.1 million, or $0.02 per boe, for the quarters ended March 31, 2022 and 2021, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $2.7 million, or $0.41 per boe, and $2.6 million, or $0.46 per boe, for the quarters ended March 31, 2022 and 2021, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	March 31, 2022	March 31, 2021
Net cash provided by operating activities	$238,869	$118,153
Add back: net change in operating assets and liabilities	29,343	23,740
Cash flows from operations before net change in operating assets and liabilities	268,212	141,893
Additions to oil and natural gas properties	(84,230)	(40,166)
Changes in working capital associated with additions to oil and natural gas properties	13,946	(1,744)
Free cash flow	$197,928	$99,983